EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Citi Trends, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-125611) on Form S-8 of our reports dated April 13, 2010, with respect to the consolidated balance sheets of Citi Trends, Inc. and subsidiary as of January 30, 2010 and January 31, 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the fiscal years ended January 30, 2010, January 31, 2009, and February 2, 2008, and the effectiveness of internal control over financial reporting as of January 30, 2010, which reports appear in the January 30, 2010 annual report on Form 10-K of Citi Trends, Inc.

Our report refers to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 157, Fair Value Measurements, (included in FASB ASC 820-Fair Value Measurements and Disclosures) effective February 3, 2008 and the adoption of Financial Accounting Standards Board No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FAS 109, (included in FASB ASC 740- Income Taxes) effective February 4, 2007.

/s/ KPMG LLP
April 13, 2010
Jacksonville, Florida
Certified Public Accountants